Exhibit 21.1

Subsidiaries of Dominion Midstream Partners, LP*

Name	Jurisdiction
Cove Point GP Holding Company, LLC	DE
Dominion Cove Point LNG, LP	DE

*	This Exhibit lists the entities that will be subsidiaries of Dominion Midstream Partners, LP following the consummation of the transactions contemplated by a contribution agreement we will enter into at the closing of our initial public offering. A form of such contribution agreement will be filed as Exhibit 10.1 to the attached Registration Statement.